QUANTUM CORPORATION

AMENDED AND RESTATED DIRECTOR CHANGE OF CONTROL AGREEMENT

THIS AMENDED AND RESTATED DIRECTOR CHANGE OF CONTROL AGREEMENT ("Agreement") is effective as of April 1, 2011 by and between _______________ (the "Director") and QUANTUM CORPORATION, a Delaware corporation (the "Corporation"). This Agreement amends and restates the Amended and Restated Director Change of Control Agreement entered into as of November 10, 2007, by and between the Director and the Corporation.

Recitals

A. The board of directors of the Corporation has determined that it is in the best interests of the Corporation and its stockholders to assure that the Corporation will have the continued dedication and objectivity of the Director, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Corporation.

B. The board of directors believes that it is important to provide the Director with stock benefits upon a Change of Control, which are competitive with those of other corporations, and provide sufficient incentive to the Director to continue his or her Association (as defined below) with the Corporation following a Change of Control.

C. In order to accomplish the foregoing objectives, the board of directors has directed the Corporation, upon execution of this Agreement by the Director, to agree to amend and restate the terms of this Agreement as in effect since its original effective date and to extend the terms of this Agreement as set forth below.

D. Certain capitalized terms used in the Agreement are defined in Section 2 below.

In consideration of the mutual covenants herein contained, and in consideration of the continuing Association of the Director with the Corporation, the parties agree as follows:

    Acceleration of Vesting of Equity-Based Compensation Awards.
      Termination in Connection with a Change of Control. If the Director's Association with the Corporation terminates on or within the twelve (12) month period following a Change of Control, other than termination due to death or Disability, then the portion of any equity-based compensation awards held by Director that is not vested at the time of termination shall automatically become vested.
      Treatment of Certain Awards Granted under the Nonemployee Director Equity Incentive Plan. Section 9.9 of the Nonemployee Director Equity Incentive Plan (the "Plan") as amended and restated effective November 10, 2007, (the "Restatement Date") shall apply to any Restricted Stock Unit Award granted thereunder. The Corporation and the Director hereby agree that the provisions of this Section 1(b) shall supersede any conflicting provisions of the Plan and any Restricted Stock Unit award agreement of the Director, and the Corporation and the Director hereby agree that this Section 1(b) shall be deemed an amendment to any such agreement.
    Code Section 409A.
      Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) will be considered due or payable until the Director has a "separation from service" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder ("Section 409A"). In addition, if the Director is a "specified employee" within the meaning of Section 409A at the time of the Director's separation from service (other than due to death), then the vesting acceleration provided under Section 1(a) of this Agreement of any Restricted Stock Units or other Awards granted under the Plan that are otherwise deferred compensation under Section 409A, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the "Deferred Compensation Separation Benefits") otherwise due to the Director on or within the six (6) month period following the Director's separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Director's separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Director dies following his separation from service but prior to the six (6) month anniversary of his date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Director's estate as soon as administratively practicable after the date of the Director's death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
      This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Corporation and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.
    Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
      Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

        Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule l3d-3 under said Act), directly or indirectly, of securities of the Corporation representing forty percent (40%) or more of the total voting power represented by the Corporation's then outstanding voting securities; or

        A change in the composition of the board of directors of the Corporation occurring within a twenty-four (24) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Corporation as of the date hereof, or (B) are elected, or nominated for election, to the board of directors of the Corporation with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Corporation); or

        The consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or the consummation of a sale or disposition by the Corporation of all or substantially all the Corporation's assets.

      Disability. "Disability" shall mean that the Director has been unable to perform his or her duties under this Agreement as the result of his or her incapacity due to physical or mental illness with or without reasonable accommodation, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Director or the Director's legal representative (such statement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days' written notice by the Corporation of its intention to terminate the Director's Association. In the event that the Director resumes the performance of substantially all of his or her duties hereunder before the termination of his or her Association becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

      Disinterested Board. "Disinterested Board" shall mean the board of directors of the Corporation excluding those members of the board of directors, if any, who are parties to agreements or arrangements identical to or substantially similar to this Agreement.

      Association. "Association" shall mean the performance of services by the Director on behalf of the Corporation in his/her capacity as a member of the board of directors.

    Term, Amendment and Termination.

      Term. Subject to subsection (b) below, the terms of this Agreement shall terminate upon the earlier of: (i) the date that all obligations of the parties hereunder have been satisfied; (ii) April 1, 2012; or (iii) twelve (12) months after a Change of Control; provided, however, that the terms of this Agreement shall be automatically extended for additional one-year terms following the end of the initial period unless the Corporation provides written notice at least one month in advance of the expiration of the current term. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

      Amendment and Termination. Unless a Change of Control has previously occurred, except as provided in paragraph 4(a) above, the termination or amendment of this Agreement shall not become effective until six (6) months from the time the Corporation has provided the Director written notice of the amendment or termination, with such amendment or termination to be approved by unanimous resolution of the Disinterested Board; provided, however, that the Director hereby expressly waives this six (6) month delayed effective date with respect to the amendments incorporated herein to this Agreement and this Agreement, as amended and restated, shall be effective as of April 1, 2011. Notwithstanding the foregoing, if a Change of Control occurs during the six (6) month notice period described above, such amendment or termination of the Agreement shall not become effective unless the Director consents in writing to the amendment or termination. If a Change of Control occurs, this Agreement shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever except as provided in paragraph 4(a)(iii) above or to the extent the Director consents to such amendment or termination in accordance with this paragraph.

      Form of Amendment. The Form of any proper amendment or termination of this Agreement shall be a written instrument signed by a duly authorized officer or officers of the Corporation, certifying that the amendment or termination has been approved by the Disinterested Board in accordance with Section 4(b).

    Successors.

      Corporation's Successors. Any successor to the Corporation (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Corporation would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Corporation" shall include any successor to the Corporation's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

      Director's Successors. The terms of this Agreement and all rights of the Director hereunder shall inure to the benefit of, and be enforceable by, the Director's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when emailed to the Director's email address, personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Director, mailed notices shall be addressed to him/her at the home address that was most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
    Miscellaneous Provisions.

      Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Director and by an authorized officer of the Corporation (other than the Director). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

      Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

      Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

      Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

      Arbitration.

        Director and the Corporation agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Milpitas, California under the National Rules for the Resolution of Employment Disputes supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the "Rules"). The parties shall be entitled to conduct discovery pursuant to the California Code of Civil Procedure. The arbitrator may regulate the timing and sequence of such discovery and shall decide any discovery disputes or controversies between the Corporation and the Director. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

        The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules or conflicts of law.

        Unless otherwise provided for by law, the Corporation and the Director shall each pay half of the costs and expenses of such arbitration.

        THE DIRECTOR HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. THE DIRECTOR UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE DIRECTOR AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE DIRECTOR'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS AGREEMENT.

      No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (f) shall be void.

      Assignment by Corporation. The Corporation may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Corporation or to the Corporation provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Corporation at the time of assignment. In the case of any such assignment, the term "Corporation" when used in a section of this Agreement shall mean the Corporation that the Director is actually associated with.

      Amendment of Award Agreements. The Corporation and the Director agree that the provisions of this Agreement shall supersede any conflicting provisions of any equity-based compensation award agreement of the Director, and the Corporation and the Director agree to execute such further documents as may be necessary to amend any such agreement. With respect to equity-based compensation awards granted on or after the date hereof, the provisions of this Agreement will apply to such awards except to the extent otherwise explicitly provided in the applicable equity-based compensation award agreement.

      Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

QUANTUM CORPORATION	DIRECTOR
By /s/ Shawn Hall	___________________________
Name: Shawn Hall	Name:
Title: Senior Vice President, General Counsel	Title:

SIGNATURE PAGE OF DIRECTOR CHANGE OF CONTROL AGREEMEENT